Exhibit 99.3

SECOND AMENDMENT TO

AMENDED AND RESTATED CLAIMS RECOVERY AND ASSIGNMENT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CLAIMS RECOVERY AND ASSIGNMENT AGREEMENT (this “Second Amendment”), effective as of March 31, 2023 (the “Effective Date”), is entered into by and among Cano Health, LLC, a Florida limited liability company, on behalf of itself and its designated subsidiaries and controlled network affiliates under risk-sharing contracts with capitated health plans including Medicare Advantage plans that have contracted with the Centers for Medicare and Medicaid Services (“CMS”) to provide healthcare services with its principal business address at 9725 NW 117th Avenue, Suite 200, Miami, Florida 33178 (“Assignor”), Series 17-03-569, a designated series of MSP Recovery Claims, Series LLC, a Delaware series limited liability company, together with its affiliates, successors, and permitted assigns, with its principal business address at 2701 S. Le Jeune Road, 10th Floor, Coral Gables, Florida 33134 (“Assignee”), and MSP Recovery, LLC, a Florida limited liability company (“MSP Recovery”); Assignor, Assignee, and MSP Recovery are to be collectively referred to herein as the “Parties”.

RECITALS

A.

Effective December 31, 2021, the Parties entered into the Amended and Restated Claims Recovery and Assignment Agreement (the “Base Agreement”). The Base Agreement, as it may be amended from time to time, shall be referenced herein as the (the “Agreement”)

B.	Effective September 30, 2022, the Parties amended the Base Agreement to, among other things, assign additional claims and amend certain compensation terms of the Agreement (the “First Amendment”).

C.	The Parties would like to amend the Agreement to amend the compensation terms for certain Assigned Claims Acquired Claims as well as additional provisions.

D.	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement or the First Amendment.

AMENDMENT

In consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	The Agreement is hereby amended as follows:

a.	Section 3.l(a)(i) of the Agreement is deleted and replaced in its entirety as follows:

1,000,000 shares of the Class A Common Stock of MSP Recovery, Inc. d/b/a LifeWallet (NASDAQ: LIFW) (the “LIFW Shares”) at a unit price of $10.00 per share. The LIFW Shares will be issued promptly following the closing of the BCA. If, on the date that is ten trading days immediately following the first to occur of: (i) LIFW filing its Form 10-K for 2022 and (ii) June 15, 2023, the closing LIFW Share Price is below $10, then Assignee shall cause MSP Recovery, Inc d/b/a LifeWallet (“LifeWallet”) to issue and deliver to Assignor immediately following the close of trading on such date additional LIFW Shares to achieve a total market value of not less than $10,000,000 (the “True-Up“). If the True-Up would require the issuance of more than 19.99% of the total outstanding LIFW Shares (which for the avoidance of doubt, outstanding LIFW shares shall include all of LifeWallet Class A and Class V shares), then in that event, Assignor shall receive up to 19.99% of LIFW Shares and the remaining value of the True- Up shall be paid in cash. Assignee shall ensure that LifeWallet makes all appropriate filings to register the LIFW Shares issued pursuant to this section within ten business days of the first to occur of (i) and (ii) above, and uses commercially reasonable best efforts to cause such filings to become effective, and the shares to become fully registered, unrestricted, and freely tradeable, as soon as possible; provided that Assignor provides LifeWallet with all information and materials regarding Assignor as reasonably required by LifeWallet in connection with the registration of the LIFW Shares; or,

b.	Section 3.2(a) of the Agreement is deleted and replaced in its entirety as follows:

$10,000,000 (Ten Million Dollars), which shall be paid to Assignor by Assignee in the form of cash or, at the election of Assignee, in LIFW Shares at the fair market value (closing price) on the date of issuance (the “Future Claims Consideration”). Such cash payment shall be paid, or if paid in LIFW Shares, such shares shall be issued and delivered by LifeWallet to Assignor immediately following the close of trading on the tenth trading day immediately following the date first to occur of: (i) the date on which LifeWallet files its Form 10-K for 2022 and (ii) June 15, 2023. Assignee shall ensure that LifeWallet makes all appropriate filings to register the LIFW Shares issued pursuant to this section within ten business days of the issuance of such shares, and uses commercially reasonable best efforts to cause such filings to become effective, and the shares to become fully registered, unrestricted, and freely tradeable, as soon as possible; provided that Assignor provides LifeWallet with all information and materials regarding Assignor as reasonably required by LifeWallet in connection with the registration of the LIFW Shares. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Parties acknowledge and agree that the Future Claims Consideration has been fully earned by Assignor and shall be paid in full all at one time as set forth in this section, notwithstanding the lead in sentence of Section 3.2. In the event that the Future Claims Consideration shall require issuance of more than 19.99% of the total outstanding LIFW Shares, then in that event, Assignor shall receive up to 19.99% of LIFW Shares and the remaining value of the Future Claims Consideration shall be paid in cash; and

c.	Section 1.f. of the Agreement is deleted and replaced in its entirety as follows:

Notwithstanding anything to the contrary in the Agreement, as consideration for the OC/ACH Acquired Claims, Assignee shall pay to Assignor $17,000,000 (seventeen million dollars) in cash or, at Assignee’s election, by causing LifeWallet to issue Class A Common LIFW Shares to Assignor, and such cash payment shall be paid, or if paid in LIFW Shares, such shares shall be issued and delivered by LifeWallet to Assignor immediately following the close of trading on the date that is the tenth trading day immediately following the date first to occur of: (i) the date on which LifeWallet files its Form 10-K for 2022 and (ii) June 15, 2023. Assignee shall ensure that LifeWallet makes all appropriate filings to register the LIFW Shares issued pursuant to this section within ten business days of the issuance of such shares, and uses commercially reasonable best efforts to cause such filings to become effective, and the shares to become fully registered, unrestricted and freely tradeable, as soon as possible; provided that Assignor provides LifeWallet with all information and materials regarding Assignor as reasonably required by LifeWallet in connection with the registration of the LIFW Shares. The Parties acknowledge that: (a) the original estimate of the value of the OC/ACH Acquired Claims as of June 2022 was $8,616,307 and, after further analysis conducted in the third calendar quarter of 2022, the Parties concluded the value of such claims, plus claims through December 31, 2022, to be $17,000,000 in total; and (b) the value of the OC/ACH Acquired Claims assigned to Assignee was transferred, or will be transferred, as follows: (i) $8,616,307 in the second calendar quarter of 2022, (ii) $7,883,693 in the third calendar quarter of 2022, and (iii) $500,000 in the fourth calendar quarter of 2022.

d.	Reporting.

i.

Assignee shall provide Assignor a quarterly report setting forth the status of the pursuit of cases involving all claims assigned by Assignor to MSP Recovery or Assignee, including but not limited to, details sufficient to show Assignee’s pursuit and recoveries on such claims.

2.	Miscellaneous

a.

Except as otherwise modified by this Second Amendment, the Agreement and the First Amendment shall remain in full force and effect. Any conflict between this Second Amendment, on the one hand, and the Agreement or First Amendment on the other hand, shall be resolved in favor of this Second Amendment.

b.

This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. This Second Amendment may be signed electronically, and a signed copy may be transmitted by facsimile, email, or other means of electronic transmission, which shall have the same legal effect as delivery of an original executed copy of this Second Amendment.

[signature page to follow]

The Parties hereto have caused this Second Amendment to be executed and delivered as of the Effective Date.

CANO HEALTH, LLC	SERIES 17-03-569, a designated series of MSP
RECOVERY CLAIMS, SERIES LLC

Sign: /s/ Marlow Hernandez	By:	MSP Recovery, LLC, its Manager
Print: Marlow Hernandez	Sign:	/s/ Alexandra M. Plasencia
Title: CEO	Print:	Alexandra M. Plasencia
	Title:	General Counsel

MSP RECOVERY, LLC

	Sign:	/s/ Alexandra M. Plasencia
	Print:	Alexandra M. Plasencia
	Title:	General Counsel

Acknowledged and accepted by:

MSP RECOVERY, INC.

	Sign:	/s/ Alexandra M. Plasencia
	Print:	Alexandra M. Plasencia
	Title:	General Counsel